Exhibit 3.5

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:39 PM 01/06/2016
FILED 07:39 PM 01/06/2016
SR 20160083927 - File Number 5929933

CERTIFICATE OF FORMATION

OF

DETROIT PROPCO HOLDINGS, LLC

This Certificate of Formation of Detroit Propco Holdings, LLC (the “LLC”) is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is Detroit Propco Holdings, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: This Certificate of Formation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 6th day of January, 2016, and does hereby affirm that the statements contained herein have been examined by the undersigned and are true and correct.

By:	/s/ John M. McManus
Name:	John M. McManus
Title:	Authorized Person